Exhibit 99.1

SOHU.COM REPORTS FOURTH QUARTER 2005 AND FISCAL YEAR 2005

UNAUDITED FINANCIAL RESULTS

Fiscal 2005 Revenues Reach Record US$108.3 million with Fourth Quarter Revenues of US$30.5 million;

Fiscal 2005 Fully Diluted EPS of US$0.77 and Fourth Quarter Fully Diluted EPS of US$0.23

BEIJING, CHINA, February 6, 2006 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search and mobile value-added services company, today reported unaudited financial results for the fourth quarter and fiscal year ended December 31, 2005.

Business Highlights

Highlights For Fourth Quarter 2005

-	Total revenues of US$30.5 million, up 27% year-on-year and 8% quarter-on-quarter, a record quarter of revenues

-	Advertising revenues of US$20.3 million, up 28% year-on-year and 8% quarter-on-quarter, exceeding company guidance

-	Non-advertising revenues of US$10.2 million, exceeding company guidance, with wireless revenues showing steady improvement up 7% quarter-on-quarter

-	U.S. GAAP net profit of US$8.9 million or US$0.23 per fully diluted share, exceeding company guidance

Highlights For Fiscal 2005

-	Record total revenues of US$108.3 million, up 5% year-on-year

-	Advertising revenues increased 27% year-on-year to US$70.9 million

-	Fiscal 2005 U.S. GAAP net income of US$29.8 million or US$0.77 per fully diluted share

-	Operating profit of US$24.8 million with operating profit margin of 23%

Charles Zhang, Chairman and CEO of Sohu.com stated, “We had a very good quarter. We continued to execute on our core business initiatives of growing our online advertising business and developing our healthy sponsored search segment following our search product upgrade to Sogou 2.5. Our solid fourth quarter financial results, which have exceeded company top and bottom line guidance during a seasonally weak quarter, demonstrate the strength and momentum in our business. Fiscal 2005 experienced a solid 27% year-on-year increase in advertising revenues supplemented by our steadily improving wireless business.”

Business Results

Revenues for fourth quarter ended December 31, 2005 totaled US$30.5 million, compared to revenues of US$28.3 million for third quarter ended September 30, 2005, and US$24.1 million for fourth quarter ended December 31, 2004. Gross margin of 66% in fourth quarter of 2005 was up slightly from 65% in the previous quarter and down slightly from 68% in the same period of 2004. Net income for fourth quarter of 2005 was US$8.9 million or US$0.23 per fully diluted share. This compares to net income of US$8.0 million or US$0.21 per fully diluted share for the previous quarter and US$6.5 million or US$0.17 per fully diluted share for fourth quarter of 2004.

Revenues for fiscal year 2005 totaled US$108.3 million, a 5% year-on-year increase from fiscal year 2004. Gross margin was 66% in fiscal 2005, down slightly from 67% in fiscal 2004. U.S. GAAP net income in fiscal 2005 was US$29.8 million or US$0.77 per fully diluted share compared to net income of US$35.6 million or US$0.89 per fully diluted share in fiscal 2004.

Sohu’s advertising revenues for fourth quarter of 2005 totaled US$20.3 million, a 28% year-on-year improvement and 8% increase quarter-on-quarter. Advertising revenues, consisting of US$16.9 million in brand advertising and US$3.4 million in sponsored search, accounted for 67% of total revenues in fourth quarter of 2005. Advertising gross margin was 74%, relatively stable from the previous quarter but lower than 81% in fourth quarter of 2004.

In fiscal 2005, Sohu’s advertising revenues totaled US$70.9 million, up 27% from US$55.7 million in fiscal 2004.

For fourth quarter of 2005, Sohu’s non-advertising revenues, which are derived mainly from wireless value-added services, online games and e-commerce, increased by 24% year-on-year and 7% quarter-on-quarter to US$10.2 million, representing 33% of total revenues. The strong year-on-year improvement was a result of the continued recovery in wireless revenues after bottoming out in the fourth quarter 2004. Wireless revenues posted its fourth consecutive quarter of sequential growth, increasing 7% over third quarter and 55% over the same period last year. Non-advertising gross margin improved to 50% compared to 47% in previous quarter and 42% in fourth quarter of 2004.

In fiscal 2005, Sohu’s non-advertising revenues totaled US$37.5 million, down 21% from US$47.5 million in fiscal 2004 reflecting the shift in the revenue mix to favor the core advertising business.

For the fourth quarter, Sohu’s operating expenses totaled US$14.2 million, increasing 25% from previous quarter and 37% year-on-year. The increase in expenses quarter-on-quarter primarily relates to costs associated with Sohu’s exclusive Olympics sponsorship role and additional sales commissions payable to our sales team totaling US$1.4 million pertaining to higher collections as well as a change in the timing of when the commission is accrued.

For the fourth quarter of 2005, Sohu’s other income totaled US$2.4 million. This included a gain of US$1.2 million arising from our repurchase of convertible notes with face value of US$15.22 million at a discount. In addition, due to an exemption regarding payment of certain taxes and receipts of tax refunds by our China subsidiaries, we have also recorded approximately US$1.2 million gain of other income.

As of December 31, 2005, Sohu’s cash, cash equivalents and investments in marketable debt securities balance was US$134.1 million, compared to US$132.5 million and US$141.3 million as of September 30, 2005 and December 31, 2004, respectively. During the year, the Company completed a US$13.8 million stock repurchase program and the aforementioned repurchase of convertible notes.

Carol Yu, CFO of Sohu.com commented, “Although this is typically a slower season for advertising, we were still able to post another solid quarter of results. Our focus on growing our user base and maintaining our leadership position in online advertising in China continues to work well. We have taken full advantage of the rapid growth in online advertising in China which we believe is still in an early growth stage and have taken the necessary steps to ensure Sohu’s Internet properties are well-positioned to benefit as more advertisers begin to value the importance of brand and search advertising in China as an effective tool to reach consumers.”

Olympic Sponsorship Update

Sohu was chosen as official Internet Content Sponsor for the Beijing 2008 Olympic Games in November 2005 and has already begun providing its exclusive services to construct, operate and host the official website, www.beijing2008.com, for the upcoming historic event.

“With Sohu’s win of the Olympics sponsorship role, we have seen the continued strengthening of the Sohu brand via our expanding advertising revenue base. While we expect to see even more Sohu exclusive co-marketing and cross-selling opportunities come into effect as the Beijing 2008 Olympics approaches, we have already begun to see increased interest from Fortune 1000 advertisers. In fact, we have signed Olympic-related deals with well-known companies such as Lenovo and Audi China during the fourth quarter. Our experienced management team continues to focus on leveraging our core advertising strength and steadily growing our dynamic search business as we move closer to the Beijing 2008 Olympics,” concluded Dr. Zhang.

Business Outlook

Sohu estimates total revenues for first quarter 2006 to be between US$28.0 million to US$30.0 million, with advertising revenues of US$19.0 million to US$20.0 million and non-advertising revenues of US$9.0 million to US$10.0 million.

Sohu estimates the stock-based compensation expense for the first quarter of 2006, due to the effect of adoption of Statement of Financial Accounting Standard 123R,

Share-Based Payment which requires the expensing of stock-based compensation expense, to be between US$1.7 million to US$1.8 million. In addition, starting from January 1, 2006, the applicable PRC income tax rate of Sohu has increased to 7.5%. Sohu estimates that the PRC income tax expense for the first quarter of 2006 to be between US$0.5 million to US$0.7 million. The estimated total impact of these two expenses is expected to reduce Sohu’s fully diluted earnings per share for the first quarter of 2006 by US$0.05 to US$0.06.

After deducting the stock-based compensation expense and PRC income tax expense mentioned above, Sohu estimates fully diluted earnings per share for the first quarter of 2006, under US generally accepted accounting principles, to be between US$0.14 and US$0.16.

Notes to Financial Information

Financial information in this press release is extracted from Sohu’s unaudited financial statements prepared in accordance with generally accepted accounting principles in the United States.

In previous periods, the Company had included all its website operating costs in cost of revenues of brand advertising. Beginning July 1, 2005, in order to improve the measurement of performance of each segment, the Company began allocating website operating cost to cost of revenues of each segment based on actual usage. Accordingly, the Company reclassified cost of revenues amongst each segment for previous periods presented to conform with current period classification.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, Sohu’s historical and possible future losses and limited operating history, and the company’s reliance on online advertising sales, wireless services (most wireless revenues are collected from a few mobile telecom operators), online games and e-commerce for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2004, Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and other filings with the Securities and Exchange Commission.

Conference Call

Sohu’s management team will host a conference call at 8:00 PM EST, February 6, 2006 (or 9:00 AM on February 7, 2006 in Beijing/Hong Kong time zone) following quarterly results announcement.

To listen to the conference call, please use dial in numbers below:

CHINA A Toll Free Number: +1 0800 744 0091

CHINA B Toll Free Number: +1 0800 440 0091

HONG KONG Toll Number: +852 3002 8537

USA Toll Number: +1 800 218 9073/ +1 303 262 2050

A replay of the call will be available for two weeks following the call and can be accessed by dialing the numbers below:

USA Toll Number: +1 800 406 7325

International: +1 303 590 3030

PASSCODE: 3460509

The conference call will be available on web cast live and replayed at: http://corp.sohu.com/s2005/conferencecall.shtml

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese who use the portal network for their news, search, e-mail, wireless messaging, instant messaging, browsing, games and shopping. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 online alumni club www.chinaren.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; wireless value-added services provider www.goodfeel.com.cn; and leading online mapping service provider www.go2map.com. This network of web properties offers vast Sohu user community very broad choices regarding information, entertainment, communication and commerce.

Sohu corporate services consist of brand advertising on its matrix of websites as well as paid listing and bid listing on its in-house developed search directory and engines. Sohu also offers three types of consumer services. Sohu offers wireless value-added services such as news, information, ringtone and picture content sent over mobile phones. The company also operates two massively multi-player online role-playing games as well as a casual game platform, and manages an e-commerce platform. Sohu.com, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its ninth year of operation.

For further information:

Jessica Zhang

Senior Manager

Sohu.com Investor Relations and Corporate Communications

Tel: +86 10 6272 6616

E-mail: ir@contact.sohu.com

http://corp.sohu.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2005	Sep. 30, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Revenues:
Advertising
Brand advertising	$16,882	$15,618	$13,187	$58,483	$46,062
Sponsored search	3,406	3,172	2,692	12,414	9,686

Subtotal of advertising revenues	20,288	18,790	15,879	70,897	55,748

Non-advertising
Wireless	7,249	6,762	4,663	26,330	36,369
E-commerce	816	879	1,996	3,801	6,171
Other	2,113	1,847	1,529	7,320	4,921

Subtotal of non-advertising revenues	10,178	9,488	8,188	37,451	47,461

Total revenues	30,466	28,278	24,067	108,348	103,209
Cost of revenues:
Advertising
Brand advertising	4,272	4,122	2,626	14,611	10,786
Sponsored search	1,084	813	388	3,077	1,272

Subtotal of advertising cost of revenues	5,356	4,935	3,014	17,688	12,058

Non-advertising
Wireless	3,437	3,353	2,054	11,983	13,756
E-commerce	849	1,014	1,977	3,901	6,115
Other	774	626	694	2,748	2,056

Subtotal of non-advertising cost of revenues	5,060	4,993	4,725	18,632	21,927

Total cost of revenues	10,416	9,928	7,739	36,320	33,985
Gross profit	20,050	18,350	16,328	72,028	69,224

Operating expenses:
Product development	3,555	3,439	2,387	13,730	8,820
Sales and marketing	7,724	4,615	4,547	21,342	16,529
General and administrative	2,451	2,813	2,987	10,163	8,521
Amortization of intangibles	509	509	455	1,948	1,360

Total operating expenses	14,239	11,376	10,376	47,183	35,230

Operating profit	5,811	6,974	5,952	24,845	33,994
Other income/(expense)	2,351	358	(244)	2,447	(838)
Interest income	755	617	595	2,500	2,444

Income before income tax expense	8,917	7,949	6,303	29,792	35,600

Income tax expense	20	81	199	(11)	37

Net income	$8,937	$8,030	$6,502	$29,781	$35,637

Basic net income per share	$0.24	$0.22	$0.18	$0.82	$0.98

Shares used in computing basic net income per share	36,626	36,417	36,478	36,309	36,369

Diluted net income per share	$0.23	$0.21	$0.17	$0.77	$0.89

Shares used in computing diluted net income per share	39,435	39,750	40,533	39,680	41,011

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Dec. 31, 2005	As of Dec. 31, 2004
ASSETS
Cash, cash equivalents and investments in marketable debt securities	$134,077	$141,322
Accounts receivable, net	19,283	19,901
Prepaid and other current assets	4,546	4,894
Fixed assets, net	15,745	12,175
Goodwill	50,918	44,502
Intangible assets, net	8,244	7,503
Other assets, net	6,868	4,470

	$239,681	$234,767

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$35,053	$36,268
Zero coupon convertible senior notes	74,780	90,000

Total liabilities	109,833	126,268

Shareholders’ equity	129,848	108,499

	$239,681	$234,767